FOR IMMEDIATE RELEASE

Investor Relations Contact:	Media Relations Contact:
Peter Rahmer	Barry Sudbeck
Trout Group	Fleishman-Hillard
646-378-2956	415-318-4261

Response Genetics, Inc. Announces Second Quarter Financial Results

--- Second consecutive quarter of decreased net loss and increased gross margin ---

LOS ANGELES, August 14, 2012 — Response Genetics, Inc. (Nasdaq: RGDX), a company focused on the development and sale of molecular diagnostic tests for helping determine a patient’s response to cancer therapy, today announced its consolidated financial results for the second quarter ended June 30, 2012.

Total revenues for the quarter ended June 30, 2012 were $3.84 million, compared to $3.98 million for the quarter ended March 31, 2012 and $6.70 million for the quarter ended June 30, 2011. The decrease relative to last year was largely a result of the expected decrease in pharmaceutical client revenue. The Company’s ResponseDX® revenue decreased slightly by $151 thousand and the pharmaceutical client revenue decreased by $2.72 million relative to the quarter ended June 30, 2011.

The Company’s net loss for the quarter ended June 30, 2012 was $2.7 million compared to a net loss of $3.1 million for the quarter ended March 31, 2012 and a net loss of $0.1 million for the quarter ended June 30, 2011. This is the second consecutive quarter the Company decreased its net loss.

The Company also increased its gross margin in two consecutive quarters from approximately 25% for the fourth quarter of 2011, to approximately 32% for the quarter ended March 31, 2012 to approximately 37% for the quarter ended June 30, 2012. Gross margin is defined as net revenue less cost of revenue.

Excluding cost of revenue, total operating expenses for the second quarter were $4.1 million, compared to $4.4 million for the quarter ended March 31, 2012 and $4.0 million for the same period last year.

“We have made many changes in the Company since the beginning of the year and we believe we have made great strides, both financially and strategically. Since the fourth quarter of 2011, gross margins have increased, expenses have been reduced, and losses have subsequently decreased” said Thomas Bologna, the Company’s Chairman & Chief Executive Officer. “Additionally, we expect our third quarter operating results to continue this favorable trend, and in fact, we believe the results will be better based on additional actions that we have taken since the end of the second quarter.”

Mr. Bologna added, “We appreciate that we need to work the top line as well and as noted in our recent Form 8-K, we are pleased to have extended/replaced our existing Amended and Restated Master Services Agreement with GlaxoSmithKline Biologicals S.A. (GSK), which expired on May 15, 2012. The Second Amended and Restated Master Services Agreement enables us to continue to provide services to GSK for up to an additional two and a half years and to continue to derive revenues from those services. We are also pleased to report that we recently achieved a milestone under our existing Non-Exclusive License Agreement with GSK, dated March 10, 2010, which has resulted in us receiving a $500,000 milestone payment last week.”

Total revenues for the six months ended June 30, 2012 were $7.8 million compared to $12.6 million for the six months ended June 30, 2011, the decrease largely a result of the expected decrease in pharmaceutical client revenue of $4.5 million from $6.5 million for the six months ended June 30, 2011 to $2.0 million for the six months ended June 30, 2012. The Company’s ResponseDX® revenue was $5.8 million for the six months ended June 30, 2012, compared to $6.1 million for the six months ended June 30, 2011.

The Company’s net loss for the six months ended June 30, 2012 was $5.9 million, compared with a net loss of $0.4 million for the six months ended June 30, 2011.

Excluding cost of revenue, total operating expenses for the six months were $8.5 million, compared to $7.5 million for the same period last year. The increase in total operating expense of $1.0 million was due to an increase in general and administrative expenses of $0.1 million and an increase in research and development expenses of $0.9 million.

Mr. Bologna concluded, “Our quarter-by-quarter results exhibit the work we are doing to turn the Company around and move forward toward success for the benefit of both our patients and our investors. As part of that process, we are pleased to have introduced our Leave No Stone Unturned ResponseDX® marketing program. For patients testing negative for the ALK Break Apart fluorescence in situ hybridization (FISH) test, we further test those samples with our proprietary PCR-based EML4-ALK test results at minimal cost.”

Conference Call Details

To access the conference call by phone on August 14 at 10:00 a.m. EDT, dial (800) 537-0745 or (253) 237-1142 for international participants. A telephone replay will be available beginning approximately two hours after the call through August 21, 2012, and may be accessed by dialing (855) 859-2056 or (404) 537-3406. The conference passcode for both the live call and replay is 18367261.

To access the live and archived webcast of the conference call, go to the Investor Relations section of the Company's Web site at http://investor.responsegenetics.com. It is advised that participants connect at least 15 minutes prior to the call to allow for any software downloads that might be necessary.

About Response Genetics, Inc.

Response Genetics Inc. is a CLIA-certified clinical laboratory focused on the development and sale of molecular diagnostic tests for cancer. The Company’s principal customers include oncologists, pathologists and hospitals. In addition to diagnostic testing services, the Company generates revenue from the sales of its analytical testing services of clinical trial specimens to the pharmaceutical industry. The Company’s headquarters is located in Los Angeles, California. For additional information, please visit www.responsegenetics.com.

Forward-Looking Statement Notice

Except for the historical information contained herein, this press release and the statements of representatives of the Company related thereto contain or may contain, among other things, certain forward-looking statements, within the meaning of the Private Securities Litigation Reform Act of 1995.

Such forward-looking statements involve significant risks and uncertainties. Such statements may include, without limitation, statements with respect to the Company’s plans, objectives, projections, expectations and intentions, such as the ability of the Company to continue to provide clinical testing services to the medical community, to continue to expand its sales force, to continue to build its digital pathology initiative, to attract and retain qualified management, to strengthen marketing capabilities, to expand the suite of ResponseDX® products, to continue to provide clinical trial support to pharmaceutical clients, to enter into new collaborations with pharmaceutical clients, to enter into new areas such as companion diagnostics, to continue to execute on its business strategy and operations, to continue to analyze cancer samples and the potential for using the results of this research to develop diagnostic tests for cancer, the usefulness of genetic information to tailor treatment to patients, and other statements identified by words such as “projects,” “may,” “could,” “would,” “should,” “believe,” “expect,” “anticipate,” “estimate,” “intend,” “plan” or similar expressions.

These statements are based upon the current beliefs and expectations of the Company’s management and are subject to significant risks and uncertainties, including those detailed in the Company’s filings with the Securities and Exchange Commission. Actual results, including, without limitation, actual sales results, if any, or the application of funds, may differ from those set forth in the forward-looking statements. These forward-looking statements involve certain risks and uncertainties that are subject to change based on various factors (many of which are beyond the Company’s control). The Company undertakes no obligation to publicly update forward-looking statements, whether because of new information, future events or otherwise, except as required by law.

RESPONSE GENETICS, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

	December 31,	June 30,
	2011	2012

Cash and cash equivalents	$1,700,295	$2,562,262
Accounts receivable, net	4,047,059	4,022,555
Prepaid expenses and other current assets	991,351	639,044
Total current assets	6,738,705	7,223,861
Property and equipment, net	1,067,679	1,157,657
Intangible assets	44,423	99,477
Total assets	$7,850,807	$8,480,995

Accounts payable	$1,492,526	$1,203,525
Accrued expenses and other current liabilities	3,251,262	1,912,657
Other liabilities	1,390,181	1,318,182
Common stock classified outside of stockholders’ equity (deficit)	7,854,682	10,925,724
Total stockholders’ equity (deficit)	(6,137,844)	(6,879,093)
Total liabilities, common stock classified outside of stockholders’ equity (deficit) and stockholders’ equity (deficit)	$7,850,807	$8,480,995

The condensed consolidated balance sheet at December 31, 2011 is derived from the audited consolidated financial statements at the date included in the Company’s Form 10-K for the fiscal year ended December 31, 2011. The condensed consolidated balance sheet at June 30, 2012 is derived from the unaudited financial statements included in the Company’s Form 10-Q for the quarter ended June 30, 2012.

 RESPONSE GENETICS, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

AND COMPREHENSIVE LOSS

	Three Months Ended June 30,		Six Months Ended June 30,
	2011	2012	2011	2012
Net revenue	$6,702,561	$3,835,006	$12,630,136	$7,816,651
Operating expenses:
Cost of revenue	2,800,904	2,426,118	5,501,826	5,126,976
Selling and marketing	1,417,460	1,495,321	2,856,586	2,949,128
General and administrative	2,347,217	1,920,563	4,224,562	4,279,013
Research and development	221,546	699,791	385,888	1,269,746
Total operating expenses	6,787,127	6,541,793	12,968,862	13,624,863
Operating loss	(84,566)	(2,706,787)	(338,726)	(5,808,212)
Other income (expense):
Interest expense	(2,792)	(22,882)	(5,575)	(46,059)
Interest income	14	8	66	21
Loss before income tax provision	(87,344)	(2,729,661)	(344,235)	(5,854,250)
Income tax provision	—	—	—	—
Net loss	(87,344)	(2,729,661)	(344,235)	(5,854,250)
Unrealized gain (loss) on foreign currency translation	(15,313)	(1,794)	(15,313)	(2,306)
Comprehensive loss	$(102,657)	$(2,731,455)	$(359,548)	$(5,856,556)

Net loss per share — basic and diluted	$(0.00)	$(0.11)	$(0.02)	$(.25)

Weighted-average common shares — basic and diluted	18,699,898	23,873,270	18,699,898	23,873,270

The condensed consolidated statement of operations at June 30, 2011 and 2012 are derived from the unaudited financial statements included in the Company’s Form 10-Q for the quarter ended June 30, 2012.

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